LEHMAN BROTHERS INCOME FUNDS
SUB-ADVISORY AGREEMENT

SCHEDULE A

SERIES OF LEHMAN BROTHERS INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Government Money Fund

Neuberger Berman New York Municipal Money Fund

Neuberger Berman Tax-Free Money Fund

Date: February 28, 2009

LEHMAN BROTHERS INCOME FUNDS
SUB-ADVISORY AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Core Bond Fund	0.15%
Neuberger Berman Government Money Fund	0.05%
Neuberger Berman New York Municipal Money Fund	0.03%
Neuberger Berman Tax-Free Money Fund	0.03%

Date: February 28, 2009